                                                                    Exhibit 99.1


                      CHASE MANHATTAN RV OWNER TRUST 1997-A
                          ANNUAL OFFICER'S CERTIFICATE

                            COMPLIANCE WITH AGREEMENT

         The undersigned certifies that he is a Senior Vice President of The CIT Group/Sales Financing, Inc., a corporation organized under the laws of Delaware ("CITSF"), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITSF in connection with Section 4.9(a) of the Sale and Servicing Agreement, dated as of September 1, 1997 (the "Agreement"), among CITSF, as Servicer, Chase Manhattan Bank USA, National Association and The Chase Manhattan Bank, as Sellers, and Wilmington Trust Company acts as Owner Trustee (all capitalized terms used herein without definition having the respective meanings specified in the Agreement). The undersigned further certifies that a review of the activities of CITSF during the preceding calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, CITSF has fulfilled all its obligations under the Agreement throughout the preceding calendar year.

         IN WITNESS WHEREOF, I have affixed hereto my signature this 1st day of March, 2001.

                                              THE CIT GROUP/SALES
                                              FINANCING, INC., as Servicer



                                              /s/ Frank Garcia
                                              ----------------------------------
                                              Name: Frank Garcia
                                              Title: Senior Vice President